EXECUTION COPY

AMENDMENT NO. 2
to
MASTER SERVICING AND TRUST AGREEMENT

GSR Mortgage Loan Trust 2005-5F
Mortgage Pass-Through Certificates 2005-5F, Series 2005-5F

This AMENDMENT NO. 2 is dated as of October 10, 2012 (this “Amendment No. 2”), shall be effective as of the Closing Date (the “Effective Date”), and is entered into among GS MORTGAGE SECURITIES CORP., a Delaware corporation, as depositor (the “Depositor”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as successor trustee to WACHOVIA BANK, NATIONAL ASSOCIATION (the “Trustee”), THE BANK OF NEW YORK MELLON, a New York banking organization, as successor securities administrator to JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (in such capacity, the “Securities Administrator”), and THE BANK OF NEW YORK MELLON, as successor master servicer to JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (in such capacity, the “Master Servicer”), with respect to the Trust Agreement (as defined below).

WITNESSETH THAT:

WHEREAS, the parties hereto previously executed and delivered a master servicing and trust agreement dated as of May 1, 2005, including the standard terms to master servicing and trust agreement (May 2005 Edition) (the “Standard Terms”) incorporated therein (collectively, the “Trust Agreement”), providing for the issuance of GSR Mortgage Loan Trust 2005-5F Mortgage Pass-Through Certificates Series 2005-5F;

WHEREAS, the first paragraph of Section 13.01 of the Standard Terms provides that such agreement may be amended from time to time by the Master Servicer, the Depositor, the Securities Administrator and the Trustee without the consent of any of the Certificateholders to conform the terms of the Trust Agreement “to the terms described in the Prospectus dated December 1, 2004, together with the Prospectus Supplement thereto dated May 23, 2005”;and

WHEREAS, the Master Servicer, the Depositor, the Securities Administrator and the Trustee desire to amend the Trust Agreement to conform the Trust Agreement to the Prospectus Supplement dated May 31, 2005 with respect to the provisions regarding the allocation of Realized Losses to the Class 8A-2 and Class 8A-9 Certificates;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENT OF THE TRUST AGREEMENT

Section 1.01.   Amendment of Section 3.02(a)(i) of the Trust Agreement (Allocation of Realized Losses and Shortfalls).  The phrase “any Realized Loss otherwise allocable to the Class 8A-9 Certificates shall instead be allocated to the Class 8A-2 Certificates, until the Class Principal Balance thereof is reduced to zero” occurring in Section 3.02(a)(1) of the Trust Agreement shall be deleted in its entirety and replaced with the following: “any Realized Loss otherwise allocable to the Class 8A-2 Certificates shall instead be allocated to the Class 8A-9 Certificates, until the Class Principal Balance thereof is reduced to zero”.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.01.   Capitalized Terms.  For all purposes of this Amendment No. 2, except as otherwise stated herein, terms used in capitalized form in this Amendment No. 2 and defined in the Trust Agreement have the meanings specified in the Trust Agreement.

Section 2.02.   Continuing Effect.  Except as expressly amended by this Amendment No. 2, the Trust Agreement shall remain in full force and effect in accordance with its terms.

Section 2.03.   References to Trust Agreement.  From and after the effective date set forth above, all references to the Trust Agreement in the Trust Agreement or in any other document executed or delivered in connection therewith shall be deemed a reference to the Trust Agreement as amended hereby, unless the context expressly requires otherwise.

Section 2.04.   Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Amendment No. 2 shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment No. 2, and shall in no way affect the validity or enforceability of the other provisions of this Amendment No. 2.

Section 2.05.   Counterparts.  This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed to be an original regardless of whether delivered in physical or electronic form, but all of which together shall constitute one and the same instrument.

Section 2.06.   Binding Nature of Amendment No. 2; Assignment.  This Amendment No. 2 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 2.07.   Headings.  The headings contained in this Amendment No. 2 are for convenience of reference only, and they shall not be used in the interpretation hereof.

Section 2.08.   Effectiveness.  This Amendment No. 2 shall become effective as of the date first written above.

Section 2.09.   Governing Law.  THIS AMENDMENT NO 2 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 2.10.   Trustee Protections.  In connection with this Amendment No. 2 the Securities Administrator and Master Servicer shall be entitled to the benefit of every provision of the Trust Agreement limiting the liability of or affording rights, benefits, protections, immunities or indemnities to the Securities Administrator or Master Servicer, as applicable, as if they were expressly set forth herein.

IN WITNESS WHEREOF, the Master Servicer, the Depositor, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

GS MORTGAGE SECURITIES CORP., as Depositor

By:	/s/ Michelle Gill
	Name:	Michelle Gill
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION not in its individual capacity, but solely in its capacity as Trustee under the Trust Agreement

By:	/s/ Mildred F. Smith
	Name:	Mildred F. Smith
	Title:	Vice President

THE BANK OF NEW YORK MELLON, not in its individual capacity, but solely in its capacity as Securities Administrator under the Trust Agreement

By:	/s/ Glenn E. Mitchell
	Name:	Glenn E. Mitchell
	Title:	Vice President

THE BANK OF NEW YORK MELLON, not in its individual capacity, but solely in its capacity as Master Servicer under the Trust Agreement

By:	/s/ Mark W. Zando
	Name:	Mark W. Zando
	Title:	Vice President